Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1, of our auditor’s report dated October 15, 2025 with respect to the consolidated financial statements of BriaCell Therapeutics Corp and its subsidiaries as at July 31, 2025 and July 31, 2024 and for each of the years in the two year period ended July 31, 2025, as included in the Annual Report on Form 10-K of BriaCell Therapeutics Corp. for the year ended July 31, 2025, as filed with the United States Securities Exchange Commission.

We also consent the reference to our firm under the heading “Experts” in the registration statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

December 22, 2025

Mississauga, Canada